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                                                                    EXHIBIT 10.7

                    SUBORDINATED LOAN AND SECURITY AGREEMENT

THIS SUBORDINATED LOAN AND SECURITY AGREEMENT is made as of the 9th day of July, 2004, by and between RIVIERA TOOL COMPANY, a Michigan corporation ("Borrower"), and THE HILLSTREET FUND II, L.P., a Delaware limited partnership, its successors and assigns ("Lender").

NOW, THEREFORE, in consideration of the respective undertakings stated herein, the parties agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

Section 1.1 Definitions. The following capitalized terms are defined as follows:

"Account" or "Accounts" shall have the same meaning as defined in Section 9-102(a)(2) of the UCC.

"Account Debtor" shall have the same meaning as defined in Section 9-102(a)(3) of the UCC.

"Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" does not include Lender.

"Agreement" or "this Agreement" means this Subordinated Loan and Security Agreement (including all Exhibits and Schedules annexed hereto) as originally executed, or if supplemented, amended, or restated from time to time, as so supplemented, amended, or restated.

"Assignment of Life Insurance" means a collateral assignment of the Life Insurance, on terms acceptable to Lender.

"Borrower Change of Control" means the time at which (i) any Person (including a Person's Affiliates and associates) or group (as that term is understood under
Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than the existing shareholders of Borrower or a group controlled by the existing shareholders of Borrower, has become the beneficial owner of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to at least twenty-five percent (25%), (ii) there shall be consummated any consolidation or merger of Borrower pursuant to which Borrower's Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of the common stock of Borrower, or any Capital Stock convertible into common stock, immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock or any Capital Stock convertible into common stock, of the surviving corporation immediately after the merger as they had of Borrower's common stock immediately prior to such merger, (iii) all or substantially all of Borrower's assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of Borrower) in one or a series of transactions, or (iv) Kenneth K. Rieth shall cease to perform his duties as chief executive officer of Borrower and within ninety (90) days of such cessation a replacement chief executive officer acceptable to Lender has not been employed by Borrower.

"Business Day" means any day on which commercial banking institutions are open for business in Cincinnati, Ohio, other than a Saturday, Sunday or a legal holiday.

"Capital Expenditures" means any amounts paid or incurred in connection with the purchase of plant, machinery, Equipment or similar expenditures (including any lease of any of the foregoing) which are required to be capitalized and depreciated in accordance with GAAP.

"Capital Leases" means capital leases, conditional sales contracts and other title retention documents relating to the acquisition of capital assets (as classified in accordance with GAAP).

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"Capital Stock" means any and all equity interests and participations in any entity including, without limitation, corporate stock, whether common or preferred, subscription rights, warrants, convertible securities and other forms of equity interests such as partnership interests and interests in limited liability companies.

"Chattel Paper" means any "chattel paper" as such term is defined in Section 9-102(a)(11) of the UCC, now owned or hereafter acquired.

"Closing Date" means the Business Day on which all conditions precedent specified in Article 0 hereof shall have been satisfied in full.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all of Borrower's assets and properties, including all of Borrower's rights (including Borrower's right to transfer the Collateral to Lender) whether, in the case of any item, (a) now owned or hereafter acquired or now existing or hereafter arising and (b) whether it is subject to Article 8 or 9 of the UCC, or is Collateral including, without limitation, the following (i) all of the Borrower's Equipment, General Intangibles, Inventory, Accounts, Goods, and all other items of personal and real property, (ii) all of the right, title and interest of Borrower in and to all goods or other property represented by or securing any of the Accounts, including all goods that may be reclaimed or repossessed from or returned by Borrower, (iii) all of the rights of Borrower as an unpaid seller, including stoppage in transit, detinue and reclamation, (iv) all additional amounts due to Borrower irrespective of whether such additional amounts have been specifically assigned to Lender, (v) all guaranties, supporting obligations, or other agreements or property securing or relating to any of the items referred to in (i) above, or acquired for the purpose of securing and enforcing any of such items, (vi) all Instruments, documents and cash owned by Borrower or in which Borrower has an interest, (vii) all Investment Property, (viii) all Chattel Paper, (ix) all Letter-of-Credit Rights,
(x) all Commercial Tort Claims, (xi) all Deposit Accounts, (xii) the "Collateral" as defined in the Assignment of Life Insurance, (xiii) all ledger sheets, files, records, documents, blueprints and drawings (including, without limitation, computer programs, tapes and related electronic data processing software) evidencing an interest in or relating to the foregoing, (xiv) all "Collateral" as defined in the Intellectual Property Security Agreement, (xv) all claims (contractual or otherwise) to items referred to in this definition of Collateral and against third parties that in any way arise under or out of or are related to the Collateral, and (xvi) all proceeds and products of the Collateral described above, including without limitation, all cash, negotiable instruments and other evidences of indebtedness. All capitalized terms used in this definition and not otherwise defined herein shall have the meaning given such term under the UCC.

"Commercial Tort Claims" means any "commercial tort claim" as such term is defined in Section 9-102(a)(13) of the UCC, now owned or hereafter acquired.

"Compensation" means all forms of direct and indirect remuneration and includes, without limitation, salaries, commissions, bonuses, securities, property, insurance benefits, personal benefits and contingent forms of remuneration.

"Compliance Certificate" means the report required by 0 hereof, including schedules furnished by Borrower in the form of ERROR! REFERENCE SOURCE NOT FOUND. hereto.

"Computation Date" means the last day of each of March, June, September and December.

"Consolidated" means, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for Borrower and its Subsidiaries, if any, in accordance with GAAP.

"Contractual Obligation" means, with respect to any Person, any provision or requirement of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Debt Service Coverage Ratio" shall have the meaning ascribed to that term in the Senior Loan Agreement.

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"Debt to Worth Ratio" shall have the meaning ascribed to that term in the Senior
Loan Agreement.

"Default" means any of the events set forth in Article 0 which with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

"Deposit Account" shall have the meaning as defined in the Section 9-102(a)(29) of the UCC, now owned or hereafter acquired.

"Employee Benefit Plan" means any employee benefit plan within the meaning of
Section 3(3) of ERISA, other than a multiemployer plan.

"Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, permits, orders, writs, judgments, injunctions, decrees, determinations, awards and consent decrees relating to hazardous substances and environmental matters applicable to Borrower's business and facilities (whether or not owned by it), including, without limitation: the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substance Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superfund and environmental cleanup programs; and U.S. Department of Transportation hazardous materials transportation regulations.

"Equipment" shall have the meaning as defined in the Section 9-102(a)(33) of the UCC, now owned or hereafter acquired.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

"Event of Default" has the meaning set forth in Article 0 hereof.

"Financial Statements" has the meaning set forth in 0 hereof.

"Fifth Third Loan Agreement" means that Subordinated Loan Agreement dated December 23, 2002 among Borrower and Fifth Third Bank ("Fifth Third"), as the same may be amended, supplemented, replaced or refinanced from time to time in compliance with terms of the any subordination agreement that Fifth Third and lender may enter into.

"Fifth Third Consent and Waiver" means that letter from Fifth Third dated July 6, 2004, pursuant to which Fifth Third consents to the transactions contemplated by the Loan Documents.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"General Intangibles" shall have the meaning as defined in the Section 9-102(a)(42) of the UCC, now owned or hereafter acquired.

"Goods" mean any item which qualifies as "goods" as such term is defined in
Section 9-102(a)(44) of the UCC, now owned or hereafter acquired.

"Guarantee Obligation" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, lease or other obligation of another if the primary purpose or intent thereof in incurring the Guarantee Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount

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of any Guarantee Obligation shall be deemed to be the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

"Head Office" means the head office of Lender located at 300 Main Street, Cincinnati, Ohio 45202.

"HillStreet" means The HillStreet Fund II, L.P., a Delaware limited partnership.

"Indebtedness" means, without duplication (i) all obligations (including capitalized lease obligations but excluding the deferred revenues related to the purchase price of products and services), which in accordance with GAAP would be shown on a balance sheet as a liability other than account payables referred to in clause (iv), (ii) all obligations for borrowed money, (iii) any obligation evidenced by a bond, debenture, note or other similar instrument, (iv) any obligation to pay the deferred purchase price of property or services, except account payables that arise in the ordinary course of business, (v) any obligation as lessee under a capital lease, (vi) any capital stock which by its terms must be redeemed on a particular date or at the option of the holder thereof or upon the occurrence of any condition not entirely within the control of Borrower (the amount of such stock to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such stock), (vii) any obligation to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (viii) any non-contingent obligation to reimburse any other person or entity in respect of amounts paid under a letter of credit or other guaranty issued by such other person or entity in respect of amounts paid under a letter of credit or other guaranty issued by such person or entity to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (ix) any obligation with respect to an interest rate or currency swap or similar obligation obligating a Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder, or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof,
(x) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, and (xi) all Guarantee Obligations.

"Indebtedness for Borrowed Money" means all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under GAAP, recorded as Capital Leases, in each case in respect of which a Person is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, and all liabilities for borrowed money which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment thereof.

"Instruments and Documents" means all "instruments," "documents," "deposit accounts," and "chattel paper," as defined in Section 9-102 of the UCC, all securities, and includes (without limitation) all warehouse receipts and other documents of title, policies and certificates of insurance, checking, savings, and other bank accounts, certificates of deposit, checks, notes, drafts, bills, and acceptances, now or hereafter acquired, to the extent not included in Accounts or Investment Property.

"Intellectual Property Security Agreement" means the Intellectual Property Security Agreement of even date herewith between Borrower and Lender in the form attached as ERROR! REFERENCE SOURCE NOT FOUND..

"Intercreditor Agreement" means that Subordination and Intercreditor Agreement dated as of the Closing Date between Lender and Senior Lender, in form and substance satisfactory to Lender, as amended from time to time.

"Interest Payment Dates" means the last Business Day of each December, March, June and September.

"Inventory" shall have the meaning as defined in the Section 9-102(a)(48) of the UCC, now owned or hereafter acquired.

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"Investment Property" shall have the meaning as defined in the Section
9-102(a)(49) of the UCC, now owned or hereafter acquired.

"Lender Nominee" means one (1) person nominated by Lender to serve on Borrower's Board of Directors or, at Lender's discretion to observe the meetings and deliberations of such Board other than as a director.

"Letter of Credit Rights" means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"Lien" means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

"Life Insurance" means one or more policies of life insurance and any substitute or replacement policies thereof, which may be issued to Borrower on the life of Kenneth K. Rieth as contemplated by 0 hereof, in the aggregate face amount of not less than One Million and 00/100 Dollars ($1,000,000.00), which such policies, if and when issued, shall be free of any policy loans and encumbrances whatsoever, except the lien in favor of Lender hereunder.

"Loan" means the term loan to be made to Borrower by Lender pursuant to Article 0 hereof.

"Loan Documents" means this Agreement, the Subordinated Note, the Security Documents, the Intercreditor Agreement, the Fifth Third Consent and Waiver and all other documents, instruments, financing statements, certificates and other agreements executed in connection with the Loan.

"Loan Year" means each period of twelve (12) consecutive months, commencing on the Closing Date and on each anniversary thereof.

"Material Adverse Effect" means a material adverse effect on the Collateral or on the business, operations, property, Collateral or condition (financial or otherwise) of Borrower as reasonably determined by Lender.

"Maturity Date" means the earlier of: (i) June 30, 2010 or (ii) the date upon which the Lender declares the Obligations immediately due and payable in accordance with 0 hereof.

"Mortgage" means one or more leasehold mortgages or deeds of trust granted from time to time by Borrower to Lender, if any, in accordance with 0 hereof, granting a lien to Lender to secure the Loan, substantially in the form of ERROR! REFERENCE SOURCE NOT FOUND. hereto, and as they may be amended or supplemented from time to time.

"Mortgaged Property" means Borrower's interest in the land, buildings, fixtures and related personal property, now or hereinafter arising, as specifically described in Schedule 0 hereto.

"Net Income" means the Consolidated net income of Borrower determined in accordance with GAAP.

"Obligations" means, without limitation, the Loan and all other debts, obligations, or liabilities of every kind and description of Borrower to Lender, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account including, without limitation, all loans (including any loan by renewal or extension), all overdrafts, all guarantees, all bankers acceptances, all agreements, all letters of credit issued by Lender for Borrower and the applications relating thereto, all indebtedness of Borrower to Lender, all undertakings to take or refrain from taking any action and all indebtedness, liabilities and obligations owing from Borrower to others which Lender may obtain by purchase, negotiation, discount, assignment or otherwise. Obligations shall also include all interest and other charges chargeable to Borrower or due from Borrower to Lender from time to time and all costs and expenses referred to in 0 hereof.

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"Permitted Liens" means the liens and interests in favor of Lender granted in connection herewith and:

      (i) liens under the Senior Loan Documents in an amount not to exceed $16.8 million in the aggregate;

      (ii) liens against Borrower to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

      (iii) deposits or pledges made by Borrower in connection with, or to secure payment of workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

      (iv) liens of carriers, warehousemen, mechanics and materialmen, tool builders and other like liens on properties of Borrower in existence less than thirty (30) days from the date of creation thereof in respect of obligations not overdue;

      (v) encumbrances on real estate of Borrower consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and minor defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which Borrower is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property in the ordinary conduct of the business of Borrower, and which defects do not individually or in the aggregate have a Material Adverse Effect.

"Person" shall include an individual, a company, a corporation, an association, a partnership, a limited liability company, a joint venture, an unincorporated trade or business enterprise, a trust, an estate, or other legal entity or a government (national, regional or local), court, arbitrator or any agency, instrumentality or official of the foregoing.

"Principal Office" means the principal office of Borrower at 5460 Executive Parkway SE, Grand Rapids, Michigan.

"Principal Payment Date" means the last day of each of September 2007, December 2007, March 2008, June 2008, September 2008, December 2008, March 2009, June 2009, September 2009, December 2009, March 2010 and June 2010.

"Requirements of Law" means, with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reference Period" means, with respect to any particular Computation Date, the period of four (4) consecutive fiscal quarters of Borrower ending on such Computation Date. The fiscal quarters of Borrower end on the last day of March, June, September and December.

"Responsible Officer" means any authorized officer of Borrower.

"Restricted Payment" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any Capital Stock of Borrower or any Subsidiary now or hereafter outstanding; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding; (iii) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any indebtedness other than the Senior Debt; provided, however, that payments of principal and interest with respect to the Senior Debt in any twelve month period shall not exceed $600,000.00 except to provide for the last payment of principal on the Term Loan (as such term is defined in the Senior Loan Agreement), and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any Subsidiary now or hereafter outstanding.

"Security Documents" means all of the documents and instruments evidencing the collateral security of Lender, including without limitation, all UCC Financing Statements with respect to the Collateral, the Mortgage (if any is granted in accordance with 0 hereof), the Intellectual Property Security Agreement and the Assignment of Life Insurance.

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"Senior Debt" means that portion of the principal amount owing to the Senior
Lender under the Senior Loan Documents from time to time, together with all interest, fees and other amounts payable on or with respect thereto, not to exceed Sixteen Million Eight Hundred Thousand and 00/100 Dollars ($16,800,000.00) in the aggregate, and any refinance, replacement, amendment or modification thereof in accordance with the Intercreditor Agreement.

"Senior Lender" means Comerica Bank, a Michigan banking corporation.

"Senior Loan Agreement" means that certain Line of Credit and Term Loan Agreement dated December 23, 2002 among Borrower and Senior Lender, as the same has been and may be amended, supplemented, replaced or refinanced from time to time in compliance with terms of the Intercreditor Agreement.

"Senior Loan Documents" means the Senior Loan Agreement, and all other documents which create, evidence or secure the Senior Debt from time to time as any of the same may be amended, supplemented, replaced or refinanced from time to time in compliance with the terms of the Intercreditor Agreement.

"Senior Loans" means the loans made to Borrower pursuant to the terms of the Senior Loan Agreement.

"Subordinated Note" means the Subordinated Term Promissory Note referred to in 0 hereof to evidence the Loan.

"Subsidiary" means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity are at the time owned, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any Subsidiary or all Subsidiaries of Borrower (including Borrower), whether now in existence or hereafter organized.

"Tangible Effective Net Worth" shall have the meaning ascribed to such term in the Senior Loan Agreement.

"Tangible Net Worth" shall have the meaning ascribed to such term in the Senior Loan Agreement.

"Uniform Commercial Code" or "UCC" means the Uniform Commercial Code in each case in effect in the jurisdiction where the Collateral is located.

"UCC Financing Statements" mean the UCC financing statements naming Borrower as debtor, and Lender as secured party or creditor, which UCC financing statements describe all or some portion of the Collateral and which together perfect Lender's security interest in the Collateral.

Section 1.2 Rules of Construction.

(a) Use of Capitalized Terms. For purposes of this Agreement, unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings herein assigned to them, and such definitions shall be applicable to both singular and plural forms of such terms. In addition, all terms defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined herein.

(b) Construction. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require. Headings. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties with respect to the subject matter hereof.

(d) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the

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remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Governing Law. This Agreement and the Subordinated Note and the rights and obligations of the parties under this Agreement and the Subordinated Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Ohio.

(f) Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Loan Agreement shall be construed in accordance with GAAP.

                                    ARTICLE 2
                             LOAN TERMS AND AMOUNTS

Section 2.1 Loan Commitment. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a term loan to Borrower in the amount of Three Million and 00/100 Dollars ($3,000,000.00) (the "Loan").

Section 2.2 Promissory Subordinated Note. The absolute and unconditional obligation of Borrower to repay to Lender the principal of the Loan and the interest thereon shall be evidenced by a subordinated term promissory note executed by Borrower in substantially the form of ERROR! REFERENCE SOURCE NOT FOUND. hereto (the "Subordinated Note"). The Subordinated Note shall include the following terms:

      (a.) Term. The Subordinated Note shall be dated as of the Closing Date and shall mature and be due and payable in full on June 30, 2010.

      (b.) Interest Rate. The principal balance of the Loan shall bear interest at a rate per annum equal to twenty percent (20%) compounded quarterly comprised of two components: (i) a current-pay component which is equal to fourteen percent (14%) per annum, compounded quarterly, and which shall be due and payable on the first day of each calendar quarter in arrears, and
      (ii) a deferred component which is equal to six percent (6%) per annum, compounded quarterly, the payment of which shall be deferred until the Maturity Date or earlier payment of principal, whichever occurs first. The deferred interest component of the rate shall become due and payable as and when each principal payment is made or becomes due, whichever occurs first, and shall continue to accrue after due. If Borrowers elect to prepay part or all the principal of the Loan, the deferred interest component allocable to that portion of the principal prepaid shall become due and payable at the time of such prepayment. Provided that no Default or Event of Default occurs, all of the deferred interest component (or any portion thereof which has not been prepaid) shall become due and payable in full at the Maturity Date. If Lender accelerates the maturity of the Loan as a result of an Event of Default, such deferred interest component shall become immediately due and payable. Borrowers and Lender acknowledge and agree that the intent of this 0 is to specify a rate of interest that provides to Lender an effective internal rate of return to Lender of twenty percent (20%) per annum with respect to interest on the principal outstanding balance of the Loan. Nothing in this 0 nor any provision of any other Loan Document shall be interpreted or applied which results in a lower internal rate of return with respect to interest charged to Subordinate Lender.

      (c.) Interest Payment Dates. Interest on the Subordinated Note shall be payable in arrears quarterly on each Interest Payment Date commencing September 30, 2004, and ending on the Maturity Date.

      (d) Principal Payments. Prior to September 30, 2007, provided that Lender has not accelerated the Loan pursuant to 0 hereof, Borrower shall not be obligated to make any payment of principal on the Loan. Beginning September 30, 2007, quarterly installments of principal on the Subordinated Note shall be payable on each Principal Payment Date in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and on the date the Loan is due (whether by maturity, acceleration or otherwise), in an amount sufficient to pay in full the entire unpaid principal and accrued interest.

Section 2.3. Fees.

      (a) Closing Fees. At Closing, Borrower shall pay to Lender a closing fee in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) less any the $50,000.00 deposit made by Borrower, payable in immediately available funds or as Lender otherwise directs. Borrower agrees to pay all fees, expenses and out-of-pocket disbursements of Lender and its legal counsel, including, without limitation, UCC search fees, filing and recording fees, photocopying charges, long distances telephone charges and similar expenses.

      (b) Other Fees. Borrower shall, promptly upon request, reimburse Lender for all loan administration, travel and related out-of-pocket expenses, including reasonable attorney fees and expenses for the term of the Loan.

Section 2.4 Prepayments.

      (a) Permitted Prepayments - Prepayment from Life Insurance. In the event Borrower receives proceeds from payment of the Life Insurance, the proceeds shall be applied in the manner set forth in 0 hereof.

      (b) Optional Prepayment. Except as provided for in Sections 0 and 0 hereto, Borrower shall have no right to prepay the principal of the Loan during the first two Loan Years. If Borrower shall prepay the Loan in whole or in part after the second Loan Year, Borrower shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying (x) the amount of the prepayment times (y) six percent (6%) if such prepayment occurs during the third Loan Year, five percent (5%) if such prepayment occurs during the fourth Loan Year, and four percent (4%) if such prepayment occurs during the fifth Loan Year (the "Prepayment Fee"); provided, however, that if such prepayment occurs as a result of an event described in 0 hereof, no Prepayment Fee shall be required. Any prepayment after the fifth Loan Year, which may be made at any time in the sixth Loan Year or thereafter, may be made without premium or penalty.

      (c.) Mandatory Prepayment. Notwithstanding the provisions of 0 above, Borrower shall prepay the Loan at any time, without a Prepayment Fee, in connection with (i) any consolidation or merger of Borrower pursuant to which Borrower's Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of the common stock of Borrower, or any Capital Stock convertible into common stock, immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock or any Capital Stock convertible into common stock, of the surviving corporation immediately after the merger as they had of Borrower's common stock immediately prior to such merger, or (ii) the sale, lease, conveyance or other disposition of all or substantially all of Borrower's assets as an entirety or substantially as an entirety, to any Person in one or a series of transactions.

Section 2.5 Time and Place of Payments. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each payment payable by Borrower to Lender under this Agreement or any of the other Loan Documents, shall be made directly to Lender, at Lender's Head Office, not later than 12:00 p.m. local time, on the due date of each such payment in immediately available and freely transferable funds.

Section 2.6 Application of Funds. Unless otherwise provided in this Article 0, the funds received by Lender shall be applied toward the Obligations as follows:

      (a) First, to the payment of all fees, charges and other sums (with the exception of principal and interest) due and payable to Lender under the Subordinated Note, this Agreement or the other Loan Documents at such time including, without limitation, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Lender in or incidental to the collection of the Obligations hereunder or the exercise, protection, or enforcement by Lender of all or any of the rights, remedies, powers and privileges of Lender under this Agreement, the Subordinated Note, or any of the other Loan Documents and in and towards the provision of adequate indemnity to Lender against all taxes or Liens which by law shall have, or may have priority over the rights of Lender in and to such funds;

      (b) Second, to the payment of the interest that is due and payable on the principal of the Subordinated Note at the time of such payment;

      (c.) Third, to the payment of principal then due on the Subordinated Note; and

      (d) Fourth, the surplus remaining (if any) to Borrower or such other Person or Persons as may be determined by any court of competent jurisdiction.

Section 2.7 Use of Proceeds. Borrower represents, warrants and covenants to Lender that all proceeds of the Loan shall be used by Borrower to finance growth and for working capital needs.

Section 2.8 Payments to be Free of Deductions. Each payment payable by Borrower to Lender under this Agreement, the Subordinated Note, or any of the other Loan Documents shall be made in accordance with 0 hereof, without set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any political subdivision or any taxing or other authority therein, unless Borrower is compelled by law to make any such deduction or withholding.

                                    ARTICLE 3
                               SECURITY INTERESTS

Section 3.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and assigns to Lender all of the Collateral. The Collateral shall include the property and rights subject to the Assignment of Life Insurance with respect to the Life Insurance in a form satisfactory to Lender.

Section 3.2 Additional Collateral. Subject to the prior Liens and rights of Senior Lender, immediately upon Borrower's receipt of that portion of the Collateral which is evidenced or secured by an agreement, letter of credit, instrument and/or documents including, without limitation, promissory notes, documents of title, warehouse receipts and trade acceptances (the "Additional Collateral"), Borrower shall deliver the original thereof to Lender, together with appropriate endorsements, the documents required to draw thereunder (as may be relevant to letters of credit) and/or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender.

Section 3.3 Additional Security for the Loan. As additional collateral security for the Obligations, Borrower shall deliver to Lender the Intellectual Property Security Agreement and any other instrument or agreement required to perfect a security interest in the collateral described in the Intellectual Property Security Agreement, all of which documents shall constitute part of the Security Documents hereunder.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender on the date hereof that:

Section 4.1 Organization, Authority and Qualification.

      (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary company actions; there is no prohibition, either in law, in its charter documents, operating agreement, or bylaws, if any, or in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to Borrower which in any way prohibits or would be violated by the execution and performance of this Agreement and the other Loan Documents in any respect; this Agreement and the other Loan Documents are and will be valid, binding and enforceable obligations of Borrower; and Borrower has adequate power and authority and has full legal right to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations under each of such documents, including, without limitation the borrowings contemplated hereby. Borrower is duly qualified or licensed and in good standing and duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary and in which the failure to be so qualified would have a Material Adverse Effect on the conduct of the business of Borrower.

      (b) The authorized Capital Stock of Borrower is as set forth on Schedule 0 hereto. Except as described on Schedule 0 hereto, there are no outstanding options, rights or warrants issued by Borrower for the acquisition of the Capital Stock of Borrower, nor any outstanding securities or obligations convertible into Capital Stock.

      (c.) Borrower has no Subsidiaries.

      (d). Borrower does not own or hold of record (whether directly or indirectly) any shares of any class in the capital of any corporation, nor does Borrower own or hold (whether directly or indirectly) any legal and/or beneficial equity interest in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

      (e) No Legal Bar. The execution, delivery and performance of this Agreement, the Subordinated Note and the other Loan Documents and the consummation of the transactions contemplated thereby, will not in any material respect violate any Requirements of Law or any Contractual Obligation of Borrower.

      (e) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against Borrower or against any of its properties or revenues, existing or future.

Section 4.4 Financial Condition. Attached to Schedule 0 are complete and correct copies of (i) the balance sheets of the Borrower as of August 31, 2003 and 2002 and the related statements of operations, retained earnings and cash flows for the two-year period ended August 31, 2003, together with the related notes and schedules (the "Year-End Financial Statements and (ii) the balance sheet and income statement of the Borrower as of May 31, 2004, together with any related statements and notes (the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements are herein collectively called the "Financial Statements". The Financial Statements have been prepared from the books and records of the Borrower in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") (except as disclosed therein or on Schedule 0 hereto), and, subject to normal year-end adjustments in the case of the Interim Financial Statements, present fairly in all material respects the financial position and results of operations of the Borrower as of the dates of such statements and for the periods covered thereby. The books of account of the Borrower have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Borrower have been properly recorded therein in all material respects.

Section 4.5 No Change. Since May 31, 2004, there has been no development or event with respect to Borrower which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.6 No Default. Borrower is not in default under or with respect to any of its Contractual Obligations, except where the default would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.7 Ownership of Property; Liens. Borrower has good and marketable title to all its property as listed on the Financial Statements and none of such property is subject to any Lien except Permitted Liens.

Section 4.8 Intellectual Property. Borrower possess all licenses, patents, permits, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its businesses as currently conducted and all such licenses, patents, permits, trademarks, trade names, and copyrights are listed on Schedule 0 attached hereto and made a part hereof. Except as set forth on
Schedule 0, no claim has been asserted and is pending by any Person challenging or questioning the use of any such property or rights or the validity or effectiveness of any such property or rights, nor is there any known basis for any such claim. Except as set forth on Schedule 0, the use of such property and rights by Borrower does not infringe on the rights of any Person.

Section 4.9 Compliance with Laws. Borrower is in compliance with all Requirements of Law, including all Environmental Laws applicable to it.

Section 4.10 Taxes. With respect to Borrower and any Subsidiary, except as set forth on Schedule 0, Borrower has filed or caused to be filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower); no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.11 Environmental Matters. Except as set forth on Schedule 0 hereto Borrower is in compliance with, and has no liability to any Person in respect of, all Environmental Laws.

Section 4.12 General Collateral Representation. Subject, in each case, to the liens of the Senior Lender:

      (a) Borrower is the sole owner of and has good and marketable title to the Collateral, free from all Liens, other than the Permitted Liens, and has full right and power to grant Lender a security interest therein. All information which has been furnished to Lender concerning the Collateral was complete, accurate and correct in all material respects when furnished, and all information which may be furnished to Lender in the future concerning the Collateral will be complete, accurate and correct in all material respects when furnished.

      (b) No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by Borrower in favor of Senior Lender pursuant to the Senior Loan Documents, by Borrower in favor of Lender pursuant to this Agreement, or in respect of the items of Collateral subject to the Permitted Liens.

      (c). The provisions of this Agreement are sufficient to create in favor of Lender, as of the Closing Date, a valid and continuing lien on, and security interest in, the types of the Collateral hereunder in which a security interest may be created under Article 9 of the UCC. Financing Statements on Form UCC-1 have been duly executed on behalf of Borrower and the description of such Collateral set forth therein is sufficient to perfect security interests in such Collateral in which a security interest may be perfected by the filing of Financing Statements under the UCC. When such Financing Statements are duly filed in the filing offices listed on
      Schedule 0 hereto, and the requisite filing fees are paid, such filings will be sufficient to perfect security interests in such of the Collateral described in the Financing Statements as can be perfected by filing, which perfected security interests will be prior to all other Liens in favor of others and rights of others (except for Permitted Liens), and as against any owner of real estate where any of the Equipment is located and as against any purchaser of such real property and any present or future creditor obtaining a Lien on such real estate. All action necessary to protect and perfect a security interest in each item of the

      Collateral has been or will be duly taken, or in the case of Equipment covered by certificates of title will be taken within sixty (60) days of the Closing Date.

      (d) Upon delivery to Lender and the filing with the U.S. Patent and Trademark Office of the Assignment of Trademarks and the Assignment of Patents and delivery to Lender and the payment of the requisite filing fees, Lender shall have a perfected security interest in the intellectual property listed on Schedule 0 and the other Collateral of a type described in such assignments, which perfected security interest will be prior to all other Liens in favor of others.

Section 4.13 Accounts. As to each and every Account of Borrower, Borrower has full right and power to grant Lender a security interest therein and the security interest granted in such Account to Lender in Article 0 hereof, when perfected, will be a valid security interest, subordinate only to Permitted Liens and the liens granted under the Senior Loan Documents, which will inure to the benefit of Lender without further action.

Section 4.14 Equipment. No Equipment is now stored with a bailee, warehouseman or similar party. All Equipment necessary for the conduct of Borrower's business or reflected on the Financial Statements is currently usable or currently saleable in the normal course of Borrower's business.

Section 4.15 ERISA. Schedule 0 contains a list of all Employee Benefit Plans maintained by Borrower. Borrower and its ERISA Affiliates are in compliance with any applicable provisions of ERISA and the regulations thereunder, and the Code, with respect to all such Employee Benefit Plans.

Section 4.16 Undisclosed Liabilities. Borrower has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, liabilities incurred in the ordinary course of business (none of which are liabilities for breach of contract, breach of warranty, torts, infringements, claims or lawsuits); liabilities or obligations disclosed in the Schedules hereto; and liabilities or obligations incurred pursuant to the Loan Documents and the agreements, documents and instruments contemplated thereby and the Senior Loan Agreement and the other Senior Loan Documents.

Section 4.17 Disclosure.

      (a) All factual information furnished by or on behalf of Borrower in writing to Lender on or before the Closing Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omits to state any material fact, it being understood and agreed that for purposes of this clause (a), such factual information shall not include projections and pro forma financial information.

      (b) The projections and pro forma financial information furnished with the factual information referred to in clause (a) above (including the pro forma consolidated financial statements delivered in connection herewith) were or are based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

Section 4.18 Solvency. Borrower is solvent and will continue to be solvent after creation of the Obligations hereunder and under the Senior Loan Documents, the security interests of Lender and Senior Lender and the other transactions contemplated hereby and by the Senior Loan Documents. Borrower is able to pay its debts as they mature and has sufficient capital to carry on its business.

Section 4.19 Survival of Representations and Warranties. The foregoing representations and warranties are made by Borrower with the knowledge and intention that Lender will rely thereon, and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

So long as the Subordinated Note remains outstanding and unpaid or any other Obligation is owing to Lender, Borrower agrees as follows:

Section 5.1 Financial Statements.

      (a) Year End Reports. As soon as available, but in any event within ninety
      (90) days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender copies of the Consolidated and consolidating audited financial statements of Borrower and any Subsidiary, including the balance sheets, as at the end of such year and the related statements of income, cash flow and retained earnings for such year, in each case containing in comparative form the figures for the previous year. The Consolidated and consolidating audited financial statements of Borrower shall be accompanied by an audit opinion of independent certified public accountants of nationally or regionally recognized standing, stating that such financial statements fairly present the respective financial positions of Borrower and any Subsidiary and the results of operations and changes in cash flows for the fiscal year then ended in conformity with GAAP, and (ii) as soon as available, but in any event thirty (30) days prior to the last day of each fiscal year of Borrower, Borrower shall deliver Consolidated and consolidating financial projections and a management-prepared budget for Borrower prepared on a monthly basis for the next year.

      (b) Quarterly Reports. As soon as available, but in any event not later than thirty (30) days after the end of each quarter, Borrower shall deliver to Lender copies of the Consolidated and consolidating balance sheets of Borrower and any Subsidiary as of the end of such quarter and the related unaudited statements of income, cash flow and retained earnings for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Borrower and prepared in accordance with GAAP applied on a basis consistent with the preceding years' statements (subject to normal year-end audit adjustments).

      (c). Monthly Reports. As soon as available, but in any event not later than thirty (30) days after the end of each month, Borrower shall deliver to Lender copies of the Consolidated and consolidating balance sheets of Borrower and any Subsidiary as of the end of such month and the related unaudited statements of income, cash flow and retained earnings for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Borrower and prepared in accordance with GAAP applied on a basis consistent with the preceding years' statements (subject to normal year-end audit adjustments).

      (d) Reports to Management. Simultaneously with the delivery of the financial statements described in Sections 5.1(a), 5.1(b), and 5.1(c), Borrower shall also deliver to Lender copies of reports to management and management letters prepared by the accountants to Borrower, each certified as true and correct by a Responsible Officer.

      (e) Compliance Certificates. Simultaneously with the delivery of the financial statements described in Sections 5.1(a)and 5.1(b), Borrower shall furnish to Lender a Compliance Certificate executed by a Responsible Officer of Borrower setting forth in reasonable detail the calculations supporting and used to determine Borrower's compliance with the financial covenants contained in Article 0 hereof, along with supporting schedules; and stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such Compliance Certificate.

      (f) Senior Loan Documents. Borrower shall promptly furnish to Lender copies of all material reports and notices delivered to Senior Lender pursuant to the Senior Loan Documents.

Section 5.2 Conduct of Business and Maintenance of Existence. Borrower shall continue to engage in business of the same general type in all material respects as now conducted by it and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary for the normal conduct of its business. Borrower shall comply with all Contractual Obligations and Requirements of Law.

Section 5.3 Maintenance of Property; Insurance. Borrower shall keep all property useful and necessary in its business in good working order and condition and maintain all workers' compensation insurance required by law. Borrower shall maintain with financially sound and reputable insurance companies insurance on all of its real and personal property in amounts consistent with past practices of Borrower (in amounts sufficient to insure one hundred percent (100%) of the actual replacement costs thereof, if available on a commercially reasonable basis) subject to normal deductibles and/or self-insured retentions in amounts as are maintained by companies in the same general area engaged in the same or a similar business and insuring against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, or, in case of an Event of Default, as Lender may reasonably specify from time to time, and furnish to Lender, promptly after request, any information as to the insurance carried. If Borrower fails to do so, Lender may obtain such insurance and charge the cost thereof to Borrower's account and add it to the Obligations. Borrower agrees that, if any loss should occur, the proceeds of all such insurance policies may be applied to the payment of all or any part of the Obligations, as Lender may direct. Lender shall be named an additional named insured, lender loss payee and mortgagee on such insurance policies, as the case may be, to the extent that such policies insure the Collateral. In the event of any casualty for which the proceeds of insurance are less than Twenty Five Thousand and 00/100 Dollars ($25,000.00), however, Borrower shall be entitled to retain such proceeds for the purpose of repairing or replacing the insured property, provided that Borrower promptly execute and deliver to Lender such documents, instruments, financing statements or other agreements as may be necessary to perfect the security interest of Lender in all such property. All policies shall provide for at least thirty (30) days' written notice of cancellation to Lender, except premium nonpayment cancellation which shall be ten (10) days' written notice.

Section 5.4 Liability Insurance. Borrower shall, at all times, maintain in full force and effect such liability insurance with respect to its activities and other insurance as may be reasonably required by Lender, such insurance to be provided by insurer(s) reasonably acceptable to Lender. Such insurance shall name Lender as an additional insured.

Section 5.5 Inspection of Property; Books and Records. Borrower shall maintain in all material respects complete and accurate books of accounts and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects shall be made of all dealings and transactions in relation to the Collateral and the operations of Borrower. Borrower grants to Lender, or its representatives, full and complete access to the Collateral and all books of account, records, correspondence and other papers relating to the Collateral during normal business hours and Borrower grants to Lender the right to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and to investigate during normal business hours such other records, activities and business of Borrower as they may deem reasonably necessary or appropriate at the time.

Section 5.6 Notices. Borrower shall promptly give notice to Lender of:

      (a) the occurrence of any Default or Event of Default;

      (b) any default or event of default under any Contractual Obligation relating to Borrower, and any litigation, investigation or proceeding which may exist at any time between Borrower and any Person, including, without limitation, any governmental authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

      (c.) the commencement, existence or written threat of any action or proceeding by or before any governmental or political subdivision or any agency, authority, bureau, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, against or affecting Borrower, which action or proceeding, as the case may be, would reasonably be expected to have a Material Adverse Effect; and

      (d) any change in the business, operations, property, condition (financial or otherwise) or prospects of Borrower which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

Section 5.7 Environmental Laws. Borrower shall comply in all material respects with all Environmental Laws and obtain and comply with and maintain in all material respects any and all licenses, approvals, registrations or permits required by any Environmental Law.

Section 5.8 Inventory. With respect to the Inventory, Borrower shall:

      (a) sell or dispose of the Inventory only to buyers in the ordinary course of business and consistent with past practices of Borrower (which may include disposing of obsolete inventory or Inventory of de minimus value in the ordinary course of business and in accordance with past practices of Borrower); and

      (b) promptly notify Lender of any change in location of any of the Inventory and, prior to any such change, execute and deliver to Lender such UCC financing statements satisfactory to Lender as Lender may request.

Section 5.9 Collateral. Borrower shall maintain the Collateral, as the same is constituted from time to time, free and clear of all Liens, except Permitted Liens, and defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein and pay all costs and expenses (including reasonable attorney's fees) incurred in connection with such defense. Borrower shall maintain the Collateral in good condition and repair and shall not permit any action or omission which might materially impair the value thereof, normal wear and tear excepted.

Section 5.10 Employee Benefit Plans. Borrower will and will cause each of its ERISA Affiliates to comply in all material respects with all requirements imposed by ERISA and the Code applicable from time to time to any Employee Benefit Plans of Borrower or any ERISA Affiliates; make full payment when due of all amounts which under the provisions of such Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto; file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any such Employee Benefit Plans; furnish to all participants, beneficiaries, and employees under any such Employee Benefit Plan, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law; and take no action which would cause any such Employee Benefit Plan to fail to meet any qualification requirement imposed by the Code.

Section 5.11 Further Documents. Borrower shall, at or prior to the Closing Date:

      (a) cause Lender's Lien to be noted on each document of ownership or title as to which evidence of Lender's Lien is necessary or, in Lender's or Lender's counsel's opinion, advisable to be shown in order to perfect Lender's Lien on the Collateral covered by such document; and

      (b) execute and deliver such financing statements, agreements, documents and instruments, and perform all other acts as Lender deems necessary or desirable, to carry out and perform the intent and purpose of this

            Agreement, and pay, upon demand, all expenses (including reasonable attorney's fees) incurred by Lender in connection therewith.

Section 5.12 Life Insurance. Within sixty (60) days of the Closing Date, Borrower shall make all commercially reasonable efforts to obtain the Life Insurance and assign the same to Lender as collateral security hereunder pursuant to an Assignment of Life Insurance acceptable to Lender, and keep and maintain the Life Insurance in accordance with the terms hereof until all of the Obligations are satisfied and this Agreement is terminated. In the event the Life Insurance cannot be obtained by Borrower, all denials for requests for it shall be provided to Lender.

Section 5.13 Trademarks, Patents and Other Intellectual Property. Promptly upon the filing by Borrower or any Subsidiary of any application for patent or the registration of any trademarks, trade names or copyrights, Borrower shall notify Lender in writing and furnish such documentation as Lender may request to perfect Lender's security interest in such property.

Section 5.14 Other Information. Borrower shall furnish to Lender such other financial and business information and reports in form and substance satisfactory to Lender as and when Lender may from time to time reasonably request.

Section 5.15 Board of Directors. Borrower acknowledges and agrees that for so long as the Obligations remain outstanding and are owned or held by Lender, Lender shall be entitled to nominate one (1) Person to be voted upon by Borrower's shareholders to serve as a member of the Board of Directors of Borrower and, if elected, to attend the meetings of any committee thereof and, if elected, Lender shall be entitled to receive such notice of all such meetings as is provided to any other Director. Borrower shall promptly reimburse such member of the Board of Directors for all reasonable out-of-pocket expenses incurred in attending such meetings and legal expenses incurred in fulfilling the fiduciary or other duties and responsibilities of such member.

Section 5.16 Board of Directors' Meetings. Borrower acknowledges and agrees that during the first year after the Closing Date, Borrower's Board of Directors' meetings shall occur at least once per quarter. Thereafter, Borrower's Board of Directors' meetings shall occur no less often than semi-annually.

Section 5.17 Fifth Third Subordination. As promptly as practicable following the Closing Date, Borrower and Lender shall work together to cause Fifth Third to enter into a subordination agreement with Lender upon substantially the same terms as Fifth Third's agreement with the Senior Lender.

Section 5.18 Mortgage. Following the Closing, Borrower shall use commercially reasonable efforts to obtain its landlord's consent to the Borrower's grant of the Mortgage to the Lender with respect to the Mortgaged Property. To the extent that such consent is not granted, the parties acknowledge that Borrower will be unable to grant the Mortgage to Borrower as such grant would constitute a breach of the Borrower's lease and, in turn, a breach and default under the Senior Loan Documents.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

Borrower covenants and agrees with Lender and warrants that, as long as the Subordinated Note remains outstanding and unpaid:

Section 6.1 Limitations on Restricted Payments. Without the prior written consent of Lender, Borrower shall not, at any time, enter into, participate in, or make any Restricted Payment.

Section 6.2 Limitations on Indebtedness. Borrower will not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness, other than:

      (a)   the Obligations incurred pursuant to this Agreement;

      (b) the obligations incurred relative to the Senior Loan Documents or permitted by the Senior Loan Documents;

      (c)   Guarantee Obligations permitted under 0 hereof;

      (d) current liabilities of Borrower incurred in the ordinary course of business not incurred through the borrowing of money, or the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

      (e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, workers' compensation, materials and supplies to the extent any of the foregoing shall not otherwise be payable in accordance herewith;

      (f) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

      (g) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

      (h) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business; and

      (i.) except to the extent prohibited by 0, Indebtedness of Borrower incurred to refinance or replace Indebtedness of such Person permitted hereunder; provided, that the principal amount (or committed principal amount) of such refinancing Indebtedness shall not exceed the outstanding principal amount (or committed principal amount) of the Indebtedness being refinanced, the terms of such refinancing are not more onerous taken as a whole to such Person than the terms of the Indebtedness being refinanced, and Lender shall have consented to the incurrence of such refinancing Indebtedness.

Section 6.3 Limitation on Guarantee Obligations. Borrower shall not create, incur, assume or suffer to exist any Guarantee Obligation except in the ordinary course or for: (i) product warranties; and (ii) return or replacement guaranties and similar assurances made by Borrower with respect to products sold to customers in the ordinary course of business and in accordance with the past practices of such Borrower.

Section 6.4 Limitation on Fundamental Changes. Borrower shall not merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in its business or its present method of conducting business.

Section 6.5 Limitation on Dispositions of Assets. Without the prior written consent of Lender, Borrower shall not convey, sell, lease, license, assign, transfer or otherwise dispose of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except for the sale of Inventory and obsolete Equipment or the disposal of de minimus amounts of Equipment and Inventory in the ordinary course of business and except for dispositions permitted under the definition of Restricted Payments.

Section 6.6 Limitation on Investments, Loans and Advances. Borrower shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) endorsement of negotiable instruments for collection in the ordinary course of business, (e) advances to employees for business travel and other expenses incurred in the ordinary course of business, (f) any extension of trade credit in the ordinary course of business and investments in customer accounts for Inventory sold or services rendered in the ordinary course of business, (g) any investments in cash equivalents, and (h) investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization, in each case, in settlement of delinquent obligations or disputes.

Section 6.7 Limitation on Payments and Modifications of Debt Instruments. Borrower shall not without the prior written consent of Lender:

      (a) Other than with respect to the Senior Debt, make any optional payment or prepayment on any Indebtedness for Borrowed Money (other than Obligations under this Agreement and prepayments of accounts payable in the ordinary course of business to obtain discounts by the terms of payment); or

      (b) amend, modify or change or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness for Borrowed Money, or any capital or finance lease obligations.

Section 6.8 Limitation on Creation or Acquisition of Subsidiaries. Borrower will not create or form any new Subsidiary.

Section 6.9 Corporate Documents. Borrower shall not make any material change, amendment or modification to its Articles of Incorporation or By-Laws without the prior written consent of Lender.

Section 6.10 Dividends and Similar Transactions. Except as otherwise permitted under 0, Borrower shall not declare or pay any dividends or make any other payments on its capital stock; redeem, repurchase or retire any of its capital stock or make any other distribution to its stockholders other than a distribution of stock.

Section 6.11 Limitations on Management Fees. With the consent of Lender, neither Borrower nor any Subsidiary shall pay or obligate itself to pay, directly or indirectly, any management fee or similar compensation to any Person, or to any director, officer, shareholder or employee of such Person.

Section 6.12 Management Compensation. Neither Borrower nor any Subsidiary shall pay or enter into an agreement to pay any management employee of Borrower yearly Compensation in excess of the amounts as permitted by Senior Lender.

Section 6.13 Changes Relating to Indebtedness. Without the consent of Lender, Borrower will not amend or modify or permit any of its Subsidiaries to amend or modify the provisions of the Senior Loan Documents in any respect which adversely affects Lender or violates the terms of the Loan Documents as such documents are in effect on the date hereof.

Section 6.14 Shipments to Oxford Automotive. Borrower shall not ship any tooling to Oxford Automotive unless, prior to such shipment, Borrower has perfected a first priority security interest in such tooling (and had furnished Lender with satisfactory evidence of such perfected security interest). In addition, Borrower must provide Mercedes Benz USA, Inc. with notice of Borrower's security interest in tooling built for Oxford Automotive.

                                    SECTION 7
                               FINANCIAL COVENANTS

Borrower covenants and agrees with Lender and warrants that, as long as the Subordinated Note remains outstanding and unpaid:

Section 7.1 Trailing 12-Month Debt Service Coverage Ratio. Borrower shall not allow its Debt Service Coverage Ratio, calculated as of each Interest Payment Date (the "Calculation Date"), for the 12-month period preceding the Calculation Date, to be less than 1.5 to 1.0.

Section 7.2 Limitations on Capital Expenditures. Borrower shall not, without first obtaining the written consent of Lender, make Capital Expenditures in any first fiscal year, starting with the fiscal year beginning September 1, 2004, in an aggregate amount greater than $500,000.

Section 7.3 Tangible Effective Net Worth. Borrower shall not allow its Tangible Effective Net Worth, to be less than the following described amounts as of the following described dates:

(a) From the Closing, until August 30, 2004: $15,000,000;

(b) From August 31, 2004, until August 30, 2005: $15,500,000;

(c.) From August 31, 2005, until August 30, 2006: $16,500,000;

(d) From August 31, 2006, and at all times thereafter: $17,000,000.

Section 7.4 Debt to Worth Ratio. Borrower shall not permit its Debt to Worth Ratio to be greater than 1.375 to 1.0.

                                    ARTICLE 8
                              CONDITIONS PRECEDENT

Section 8.1 Conditions Precedent to Loan. The obligation of Lender to make the Loan to Borrower under this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent (in form, substance and action as is satisfactory to Lender, in its sole discretion):

      (a) Certified Copies of Charter Documents. Lender shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of the charter or other organization documents and by-laws of Borrower as in effect on the Closing Date (together with all, if any, amendments thereto); and (ii) the charter or other organization documents of Borrower certified by the applicable Secretary of State;

      (b) Proof of Appropriate Action. Lender shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of the records of all action taken by Borrower to authorize execution and delivery of this Agreement and any other agreements entered into on the Closing Date and to which it is a party or is to become a party as contemplated or required by this Agreement, and its performance of all of its agreements and obligations under each of such documents;

      (c.) Incumbency Certificates. Lender shall have received from Borrower an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Borrower this Agreement and each of the other Loan Documents to which such person is or is to become a party on the Closing Date, and to give notices and to take other action on behalf of Borrower under such documents;

      (d) Representations and Warranties. Each of the representations and warranties made by and on behalf of Borrower to Lender in this Agreement and in the other Loan Documents shall be true and correct when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and shall be true and correct in all material respects on and as of such date;

      (e) Loan Documents, Etc. The Subordinated Note and each of the other Loan Documents, shall have been duly and properly authorized, executed and delivered to Lender by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date;

      (f) Intercreditor Agreement. Lender shall have received a duly executed Intercreditor Agreement in form and substance satisfactory to Lender;

      (g) Fifth Third Consent and Waiver. Lender shall have received a duly executed Fifth Third Consent and Waiver in form and substance satisfactory to Lender;

      (h) Insurance. Lender shall have received evidence, satisfactory to Lender, that (i) Borrower's properties and assets are fully insured in such amounts, against such risks, and with such insurers as is required pursuant to this Agreement, with loss payable to Lender, together with the policies (containing a standard mortgagee clause, if appropriate) or certificates evidencing such insurance and (ii) Borrower has obtained the Life Insurance (or if Borrower was unable to obtain such insurance, a copy of the cause of denial);

      (i.) Performance, Etc. Borrower shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in each of the Loan Documents. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default;

      (j.) Legal Opinion. Lender shall have received a written legal opinion of counsel to Borrower, addressed to Lender, dated the Closing Date, which shall be acceptable to Lender;

      (k) Consents. Lender shall have received from Borrower copies of all consents necessary for the completion of the transactions contemplated by this Agreement, the Subordinated Note, each of the Loan Documents, and all instruments and documents incidental thereto;

      (l.) Legality of Transactions. It shall not be unlawful for Lender to perform any of its agreements or obligations under any of the Loan Documents to which Lender is a party on the date of such Loan, or for Borrower and any Subsidiary to perform any of its respective agreements or obligations under any of the Loan Documents to which they are a party on such date;

      (m) Due Diligence. Lender shall have conducted and completed due diligence with respect to the Borrower to Lender's full satisfaction;

      (n) Post-Closing Availability. After giving effect to the consummation of the transactions contemplated hereby, the sum of: (x) Borrower's cash on hand plus (y) the difference, as of the Closing Date, between (i) the lesser of (A) the Formula Amount (as such term is defined in the Senior Loan Agreement) and (B) the Line of Credit Commitment (as such term is defined in the Senior Loan Agreement) and (ii) the aggregate outstanding principal amount of the Revolving Loans (as such terms is defined in the Senior Loan Agreement), shall be at least Four Million and 00/100 Dollars ($4,000,000.00); and

                                    ARTICLE 9
                                EVENTS OF DEFAULT

An Event of Default shall mean the occurrence of one or more of the following:

Section 9.1 Payments. Failure by Borrower to pay any Obligation within three (3) business days of when due and payable.

Section 9.2 Representations and Warranties. Any representation or warranty made by Borrower, or a Subsidiary, or any officer of Borrower, in this Agreement or in any Loan Document, including any certificate, document or financial or other statement furnished by Borrower at any time in connection herewith or therewith shall prove to have been untrue in any material respect.

Section 9.3 Covenants. Default by Borrower or any Subsidiary in the observance or performance of any covenant or agreement contained herein or in any Loan Document and, if such default is capable of being cured, and if such correction is being sought diligently, such default is not corrected within thirty (30) days, including, without limitation, a breach (whether by Borrower or others) of the rights and agreements specified in Sections 5.15 and 5.16 hereof.

Section 9.4 Effectiveness of Loan Documents. Any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof in any material respect, or any Lien intended to be created by any Loan Document ceases to be or is not a valid and perfected lien having the priority contemplated thereby.

Section 9.5 Cross-Default to Other Indebtedness. Borrower or any of its Subsidiaries shall default in any payment of principal of or interest on any of its Indebtedness (other than any such default in respect of the Subordinated
Note) or in the payment of any Guarantee Obligation relating to Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or the passage of time or both, if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable.

Section 9.6 Senior Loan Cross-Default. An Event of Default (as that term is defined in the Senior Loan Documents) occurs under any Senior Loan Document.

Section 9.7 Change of Control.  Any Borrower Change of Control shall occur.

Section 9.8 Commencement of Bankruptcy or Reorganization Proceeding.

      (a) Borrower or any of its Subsidiaries shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or

      (b) There shall be commenced against Borrower or any of its Subsidiaries any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of sixty
            (60) days; or

      (c.) There shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

      (d) Borrower or any of its Subsidiaries shall suspend the operation of its business or take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this 0; or

      (e) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

Section 9.9 Material Judgments. One or more judgments or decrees shall be entered against Borrower or any Subsidiary involving in the aggregate a liability (not covered by insurance) of Twenty-five Thousand and 00/100 Dollars ($25,000.00) or more and all such judgments or decrees shall not have been vacated, satisfied, discharged or bonded pending appeal within thirty (30) days from the entry thereof.

Section 9.10 Remedies. Upon the occurrence of an Event of Default described in this Article 0, Lender, at its option, may:

      (a) declare the Obligations of Borrower immediately due and payable, without presentment, notice, protest or demand of any kind for the payment of all or any part of the Obligations (all of which are expressly waived by Borrower) and exercise all of its rights and remedies against Borrower and any Subsidiary and any Collateral provided herein or in any other agreement among Borrower and Lender or any other party (notwithstanding the above, upon an Event of Default under 0, all Obligations of the Borrower shall become automatically immediately due and payable without any requirement of notice or declaration from Lender); and

      (b) exercise all rights granted to a secured party under the Uniform Commercial Code or otherwise.

Upon the occurrence of an Event of Default, Lender may take possession of the Collateral, or any part thereof, and Borrower hereby grants Lender authority to enter upon any premises on which the Collateral may be situated, and remove the Collateral from such premises or use such premises, together with the materials, supplies, books and records of Borrower and its Subsidiaries, to maintain possession and/or the condition of the Collateral and to prepare the Collateral for sale. Borrower shall, upon demand by Lender, assemble the Collateral and make it available at a place designated by Lender. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sales or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Borrower set forth in 0 hereof at least ten (10) days prior to the time of such sale or disposition.

Section 9.11 Set-off. Lender shall have the right, without prior notice to Borrower, as provided by applicable law, any such notice being expressly waived to the extent permitted by applicable law, to set-off and apply against any of the Obligations, whether matured or unmatured, any amount owing from Lender to Borrower at, or at any time after, the happening of any Event of Default, and such right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the making, filing or issuance, or service upon Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Lender agrees to notify Borrower after any such set-off and application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.12 Rights Cumulative; Waiver. The rights, options and remedies of Lender shall be cumulative and no failure or delay by Lender in exercising any right, option or remedy shall be deemed a waiver thereof or of any other right, option or remedy, or waiver of any Event of Default hereunder, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Lender shall not be deemed to have waived any of Lender's rights hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver shall be in writing and signed by Lender.

                                   ARTICLE 10
                COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT

Section 10.1 Notification of Debtors; Grant of Powers. Lender shall have the right at any time after the occurrence of an Event of Default to notify Account Debtors of its security interest in the Accounts and to require payments to be made directly to Lender at such address or in such manner as Lender may deem appropriate. Upon request of Lender at any time after the occurrence of an Event of Default, Borrower will so notify the Account Debtors and will indicate on all billings to the Account Debtors that the Accounts are payable to Lender. To facilitate direct collection, Borrower hereby appoints Lender and any officer or employee of Lender as Lender may from time to time designate, as attorney-in-fact for Borrower if after the occurrence of an Event of Default to
(a) receive, open and dispose of all mail addressed to Borrower and take therefrom any payments on or proceeds of Accounts, (b) take over Borrower's post office boxes or make other arrangements, in which Borrower shall cooperate, to receive Borrower's mail, including notifying the post office authorities to change the address for delivery of mail addressed to Borrower to such address as Lender shall designate, (c) endorse the name of Borrower in favor of Lender upon any and all checks, drafts, money orders, notes, acceptances or other evidences or payment or Collateral that may come into Lender's possession, (d) sign and endorse the name of Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Account Debtor, to drafts against Account Debtors, to assignments of Accounts and to notices to Debtors, and (e) do all acts and things necessary to carry out this Agreement, including signing the name of Borrower on any instruments required by law in connection with the transactions contemplated hereby and on Financing Statements as permitted by the Uniform Commercial Code. Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither Lender nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law, excluding acts of Lender or such attorney-in-fact that are willful, intentionally malicious or grossly negligent. This power, being coupled with an interest, is irrevocable if after the occurrence of an Event of Default so long as any of the Obligations remain unsatisfied.

Section 10.2 Disclaimer of Liability. Lender shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instruments received in payment thereof or for any damage resulting therefrom, unless caused by Lender's willful, malicious or grossly negligent acts. Lender may, without notice to or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon. Lender is authorized to accept the return of the goods represented by any of the Accounts, without notice to or consent by Borrower, or without discharging or in any way affecting the Obligations hereunder. Lender shall not be liable for or prejudiced by any loss, depreciation or other damage to Accounts or other Collateral unless caused by Lender's willful, malicious or grossly negligent act, and Lender shall have no duty to take any action to preserve or collect any Account or other Collateral.

                                   ARTICLE 11
                                  MISCELLANEOUS

Section 11.1 Amendments and Waivers. Borrower and Lender may amend this Agreement, the Subordinated Note, or the other Loan Documents to which they are parties, and Lender may waive, in its sole discretion, future compliance by Borrower with any provision of this Agreement, the Subordinated Note, or such other Loan Documents, but no such amendment or waiver shall be effective unless in a written instrument executed by an authorized officer of Lender and Borrower and, provided, any such amendment does not violate the terms of the Intercreditor Agreement.

Section 11.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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

Section 11.3 Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of facsimile, telex or telegraphic notice, when sent, addressed as follows:

                  If to Lender:             The HillStreet Fund II, L.P.
                                            300 Main Street
                                            Cincinnati, Ohio 45202
                                            Telephone: (513) 412-3682
                                            Facsimile: (513) 412-3680
                                            Attention: Christian L. Meininger

                  With a copy to:           Keating, Muething & Klekamp PLL
                                            1400 Provident Tower
                                            Cincinnati, Ohio  45202
                                            Telephone: (513) 579-6595
                                            Facsimile: (513) 579-6457
                                            Attention: Timothy B. Matthews, Esq.

                  If to Borrower:           Riviera Tool Company
                                            5460 Executive Parkway, SE
                                            Grand Rapids, Michigan 39512
                                            Telephone: (616) 698-2100
                                            Facsimile: (616) 698-2471
                                            Attention: Kenneth K. Rieth

                  With a copy to:           Law Weathers & Richardson P.C.
                                            800 Bridgewater Place
                                            333 Bridge Street N.W.
                                            Grand Rapids, MI 49504-5360
                                            Telephone: (616) 459-1171
                                            Facsimile: (616) 732-1740
                                            Attention: Stuart F. Cheney, Esq.

                  Notices of changes of address shall be given in the same manner.

Section 11.4 Power of Attorney. Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact after the occurrence of an Event of Default for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and this Agreement is terminated.

Section 11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and its respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

Section 11.6 Assignment; Participation. Lender may assign, or sell a participation interest in, its rights and obligations under this Agreement, the Subordinated Note and the other Loan Documents. In the case of an assignment, upon receipt of notice of such assignment, Borrower shall deliver such documents necessary to evidence or perfect such assignment. Any such assignee shall be deemed a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such agreement, such assignee shall have the rights and obligations of Lender hereunder.

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

Section 11.7 Expenses; Indemnification. Whether or not the Loan is made hereunder, Borrower shall:

      (a) Pay or reimburse Lender for all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes, payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loan;

      (b) Pay or reimburse Lender for all costs and expenses (including reasonable fees and disbursements of legal counsel, appraisers, accountants and other experts employed or retained by Lender) incurred by Lender in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) the Loan Documents and (B) whether or not executed, any waiver, amendment or consent thereunder or thereto, (ii) the administration of and any operations under the Loan Documents, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents, including (A) the protection or preservation of the Collateral, (B) the protection, preservation, exercise or enforcement of any of the rights of Lender in, under or related to the Collateral or the Loan Documents or (C) the performance of any of the obligations of Lender under or related to the Loan Documents, (iv) protecting or preserving the Collateral or (v) protecting, preserving, exercising or enforcing any of the rights of Lender in, under or related to the Collateral or the Loan Documents, including defending the security interest granted hereunder as a valid, perfected, first priority security interest in the Collateral subject only to Liens permitted hereunder;

      (c.) Indemnify and hold Lender harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse Lender for all costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by Lender) incurred, by such Lender in connection with, arising out of, or in any way related to (i) any Loan Document related claim (whether asserted by Lender or Borrower or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, Lender is a party thereto), or (ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by Lender to the extent such loss is determined by a judgment of a court that is binding on Borrower and Lender, final and not subject to review on appeal, to be the result of acts or omissions on the part of Lender constituting (x) willful misconduct or gross negligence, (y) knowing violations of law or (z) in the case of claims by Borrower against Lender, Lender's failure to observe any other standard applicable to it under any of the other provisions of the Loan Documents or, but only to the extent not waived thereunder, Applicable Law.

Section 11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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

Section 11.9 Governing Law; Jurisdiction and Venue. LENDER ACCEPTS THIS AGREEMENT AT CINCINNATI, OHIO BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN BORROWER, LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE SUBSTANTIVE INTERNAL LAWS AND STATUTES OF LIMITATION (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF OHIO. Lender and Borrower hereby designate all courts of record sitting in Cincinnati, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement, the Subordinated Note, and the other Loan Documents, or the transactions contemplated by this Agreement shall be prosecuted as to all parties, its successors and assigns, and by the foregoing designations Lender and Borrower consent to the jurisdiction and venue of such courts. BORROWER WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN THE STATE OF OHIO FOR THE PURPOSES OF LITIGATION TO ENFORCE SUCH OBLIGATIONS OF SUCH BORROWER.

Section 11.10 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDER TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

Section 11.11 Other Waivers. Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of Loan made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

      [SIGNATURE PAGE FOLLOWS. REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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

IN WITNESS WHEREOF, the parties have duly executed this Subordinated Loan and Security Agreement by their duly authorized officers as of the date first above written.

                                           BORROWER:

                                           RIVIERA TOOL COMPANY

                                           By: /s/ Peter C. Canepa
                                               -------------------
                                           Title: Chief Financial Officer

                                           LENDER:

                                           THE HILLSTREET FUND II, L.P.

                                           BY: HILLSTREET CAPITAL II, INC.
                                           ITS: INVESTMENT MANAGER

                                           By: /S/ Christian L. Meininger
                                               --------------------------
                                           Title: President

                                       54